Exhibit 99.1

Limoneira’s Joint Venture with Lewis Group of Companies Announces Approval for Additional 550 Dwelling Units in Harvest at Limoneira Development Project

Total Number of Entitled Lots for the Development Project Grows 37% from 1,500 Dwelling Units to 2,050 Dwelling Units

Limoneira Increases Phase 3 of Harvest at Limoneira by 250 Single-Family Homesites and Adds 300 Rental Homes to the Project

SANTA PAULA, Calif.--(BUSINESS WIRE—May 7, 2024 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, announced today that the Santa Paula City Council has approved the proposal brought forward by the Company’s real estate development joint venture with The Lewis Group of Companies (“Lewis”) to increase the number of entitled lots in the Harvest at Limoneira master planned community (“Harvest”) from 1,500 dwelling units to 2,050 dwelling units. The Santa Paula City Council approved an amendment allowing for the 550 unit increase on April 3, 2024. The 550-unit increase will provide 250 additional single family for-sale homesites within Phase 3 of Harvest. Additionally, the Company in partnership with Lewis plans to construct 300 multi-family rental homes on a mixed-use portion of the project. The last lot sales in Phase 1 of Harvest closed back in October of 2023. Phase 1 is comprised of 707 residential units, 586 of which have already been sold to home buyers and the remaining 121 will be constructed by Lennar and Richmond American Homes. Phase 2 of Harvest closed on April 30, 2024, and is comprised of 554 residential homesites.

Harold Edwards, President and Chief Executive Officer of the Limoneira Company, stated, “We appreciate the Santa Paula City Council’s continued support of what we are trying to achieve at Harvest and believe their approval to increase the total number of units speaks to the excellent value our development project brings to the city. We honor our tradition of being great stewards, not only to the land we cultivate but also to our community and believe this is the reason we have been one of only two real estate development projects in Ventura County to receive approval via a SOAR vote. We plan to provide an update to our anticipated cash flow projections for Harvest at Limoneira when we release our second quarter financial results in June.”

Harvest at Limoneira is a well-balanced, comprehensively designed community providing a range of new housing options near the Pacific Ocean. Boasting scenic views, and close proximity to parks, hiking trails and popular retail destinations, this exceptional community continues to attract strong interest from new home buyers throughout Southern California.

About Limoneira Company

Limoneira Company, a 131-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 11,000 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including the review and evaluation of strategic transactions; the process by which the Company engages in its evaluation of strategic transactions; the outcome of potential future strategic transactions and the terms thereof; the possibility that the evaluation of potential strategic transactions will not realize any additional value to our stockholders, and managing the risks involved in the foregoing; additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor:
John Mills
Managing Partner
ICR 646-277-1254

Corporate Communications:

Michael Gonzales

Marketing Manager

Limoneira Company

805-525-5541 ext. 1069